Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

5429 LBJ Freeway,
 Suite 1000
Dallas, TX  75040
214-560-9000
Fax:  (214) 560-9349

For immediate release

For further information contact:
Ray Schmitz (214) 560-9308
ray.schmitz@dynamex.com

DYNAMEX ANNOUNCES SECOND QUARTER

FISCAL YEAR 2010 RESULTS

Second Quarter Highlights:
•	Second quarter net sales totaled $98 million
•	Net income of $0.23 per fully diluted share includes $0.02 restructuring charge
•	Operating Income increased 7.3% to $3.4 million
•	Company maintained Balance Sheet strength with no long-term debt

March 3, 2010 — Dallas, Texas — Dynamex Inc. (NASDAQ: DDMX), the leading provider of same-day delivery and logistics services in the United States and Canada, today announced net income of $2.2 million or $0.23 per fully diluted share for the FY 2010 second quarter. This compares to net income of $2.3 million or $0.24 per fully diluted share in the FY 2009 second quarter. The current year quarter includes a pre-tax restructuring charge of $282,000, ($192,000 after-tax), $0.02 per fully diluted share, related to the closure of the Canadian administrative office.

James L. Welch, president and chief executive officer of Dynamex stated, “Despite the continuing macroeconomic headwinds, we are pleased to report sales that were slightly better than last year’s results. Importantly, the fiscal second quarter represented the second consecutive quarter in which we increased core sales per day. During the quarter we continued our efforts to optimize our cost structure and position the company for a return to more historical levels of demand. To that end, we expect core sales in our fiscal third quarter to be above both the current quarter and last year’s third quarter. Moreover, while the near-term outlook for the broader economy remains uncertain, we are effectively managing through the recessionary environment and continue to position Dynamex for long-term growth.”

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

For the FY 2010 second quarter, sales were $98 million, representing a slight year-over-year increase due principally to a stronger Canadian dollar and higher fuel surcharges that were offset, in part, by lower core sales. Core sales per day (sales excluding changes in fuel surcharge and foreign exchange), declined 6.1% compared to the same quarter last year. Core sales per day declined approximately 7.0% in Canada and 5.6% in the U.S.  The stronger Canadian dollar increased sales approximately $5.2 million this quarter and fuel surcharges were approximately $0.4 million higher compared to the same quarter last year.

Salaries and employee benefit costs declined $0.5 million, or 2.5%, compared to the prior year quarter. On a constant dollar basis (converting Canadian dollars at a fixed exchange rate), salaries and employee benefit costs declined $1.2 million or 5.7%. The bulk of this decline is attributable to company initiatives including the FY 2009 fourth quarter management realignment, the closing of the Canadian administrative office and the reduction in force we made in our FY 2009 second quarter.  Salaries and employee benefit costs represented 20.2% of sales in the current quarter compared to 20.9% in the same quarter last year.

Other expenses were $5.5 million, down $1.3 million, or 19.0%, compared to the prior year quarter due principally to lower bad debt expense and warehouse costs. Other expenses represented 5.5% of sales this quarter compared to 6.9% last year.

Operating income was $3.4 million, an increase of 7.3% compared to the prior year quarter. Operating income includes a restructuring charge of $282,000 that reduced operating income 7.4%.  Purchased transportation costs, the largest component of operating expenses, represented 64.3% of sales in the current year quarter, compared to 63.1% last year. The increase in the percentage this year is attributable to the change in business mix and the impact of a more competitive pricing environment.

Other income, net declined from $291,000 in the FY 2009 quarter to $188,000 in the current quarter.  This reduction is primarily related to the decline in net realized foreign currency gains last year compared to the current year.

Income tax expense was $1.3 million, or 37.6% of income before taxes compared to $1.1 million, or 32.7% of income before taxes in the prior year quarter.  The prior year quarter includes a credit of $140,000 due to a reduction in the U.S. effective income tax rate as a result of the Company’s decision to no longer repatriate excess cash from Canada.  The Company’s current annual effective income tax rates are approximately 42.5% in the U.S. and 32.0% in Canada.

Long-Term Debt
Long-term debt was zero at January 31, 2010. Cash flow generated from operations was sufficient to fund operations and capital expenditures.

Welch concluded, “Our debt free balance sheet, variable cost structure and cash flow from operations position us well to continue to run our business effectively and navigate through the current economic climate. Further, we are confident in our ability to find the right balance between our ongoing cost reduction efforts and continued investment to fuel growth.”

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

EBITDA Margin
Earnings before interest, taxes, depreciation and amortization, (“EBITDA”) were $4.6 million, 4.7% of sales in the current quarter compared to $4.3 million, or 4.4% of sales in the same quarter last year (see Reconciliation of Non-GAAP Financial Measures on page 7 of this release).

Cash Flow from Operations
Net cash provided by operating activities was $3.6 million for the six months ended January 31, 2010 compared to cash used in operating activities of $1.7 million in the prior year period.  The increase in net cash provided from operations was principally attributable to lower working capital requirements; $4.9 million this quarter compared to $11.0 million in the prior year quarter due to the timing of payments and cash receipts from customers. The Company had cash and cash equivalents of $12.6 million at January 31, 2010.

Depreciation and Amortization
Depreciation and amortization (“D&A”) increased to $1.0 million in the quarter from $0.8 million in the second quarter last year due principally to the purchase of specialized equipment in the FY 2009 third quarter to service a specific customer. As a percent of sales, D&A was 1.1% this year compared to 0.8% last year.

Interest Expense
Interest expense for the three months ended January 31, 2010 was $44,000, $1,000 more than the prior year period.

Investor Call
The Company will host an investor conference call on Thursday, March 4, 2010 at 9:00 a.m. Central Time.  All interested parties may access the call Toll-Free at 1-877-407-9039.  A participant will need the following information to access the conference call:  Company name – “Dynamex”.  A telephone replay of the conference call will be available through March 11, 2010 at, Toll-Free, 1-877-660-6853, enter Account Number 3055 and Conference ID Number 344391.

The conference call will also be available on the Internet through Thomson’s website, located at www.earnings.com, and the link is also available through the Company’s website at www.dynamex.com.  To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call for 30 days.

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Dynamex is the leading provider of same-day delivery and logistics services in the United States and Canada.  Additional press releases and investor relations information as well as the Company’s Internet e-commerce services package, dxNow™, is available at www.dynamex.com.

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

This release contains forward-looking statements that involve assumptions regarding Company operations and future prospects.  Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risk and uncertainty, including, among other things, the effect of changing economic conditions, acquisition strategy, competition, foreign exchange, the ability to meet the terms of current borrowing arrangements, and risks associated with the local delivery industry.  These and other risks are mentioned from time to time in the Company’s filings with the Securities and Exchange Commission.  In light of such risks and uncertainties, the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revision to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.  Caution should be taken that these factors could cause the actual results to differ from those stated or implied in this and other Company communications.

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

DYNAMEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands except per share data)

	January 31,	July 31,
	2010	2009
ASSETS
CURRENT
Cash and cash equivalents	$12,568	$11,016
Accounts receivable (net of allowance for doubtful accounts of $1,734 and $1,801, respectively)	50,158	43,545
Income taxes receivable	4,255	3,043
Prepaid and other current assets	2,505	4,396
Deferred income taxes	4,270	4,270
Total current assets	73,756	66,270

Property and equipment - net	11,322	11,532
Goodwill	47,586	47,496
Intangibles - net	961	975
Other assets	3,429	3,226
Total assets	$137,054	$129,499

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable trade	$6,883	$5,581
Accrued liabilities and other	22,341	22,370
Total current liabilities	29,224	27,951

Long-term debt	--	--
Other long-term liabilities	5,399	5,468
Total liabilities	34,623	33,419

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred stock; $0.01 par value, 10,000 shares authorized; none outstanding	--	--
Common stock; $0.01 par value, 50,000 shares authorized;9,734 and 9,725 outstanding, respectively	97	97
Additional paid-in capital	37,196	36,276
Retained earnings	60,896	55,655
Accumulated other comprehensive income	4,242	4,052
Total stockholders’ equity	102,431	96,080
Total liabilities and stockholders’ equity	$137,054	$129,499

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED OPERATIONS
(in thousands except per share data)
(Unaudited)

	Three months ended		Six months ended
	January 31,		January 31,
	2010	2009	2010	2009
Sales	$98,436	$97,557	$197,883	$213,009

Operating expenses:
Purchased transportation	63,281	61,537	126,870	135,424
Salaries and employee benefits	19,913	20,428	39,623	44,517
Facilities and communication	5,063	4,877	9,783	9,698
Other	5,450	6,731	11,177	13,057
Depreciation and amortization	1,042	811	2,104	1,594
Restructuring	282	-	282	-

Total operating expenses	95,031	94,384	189,839	204,290

Operating income	3,405	3,173	8,044	8,719

Interest expense	44	43	92	81
Other income, net	(188)	(291)	(201)	(309)

Income before income taxes	3,549	3,421	8,153	8,947

Income tax expense	1,334	1,117	2,912	3,599

Net income	$2,215	$2,304	$5,241	$5,348

Basic earnings per common share:	$0.23	$0.24	$0.54	$0.54

Diluted earnings per common share:	$0.23	$0.24	$0.54	$0.54

Weighted average shares:
Common shares outstanding	9,732	9,747	9,729	9,848
Adjusted common shares - assuming exercise of stock options	9,757	9,768	9,751	9,902

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

	Three months ended				Six months ended
	January 31,				January 31,
	2010		2009		2010		2009
Selected items as a percentage of sales:
Sales		100.0%		100.0%		100.0%		100.0%

Operating expenses:
Purchased transportation		64.3%		63.1%		64.1%		63.6%
Salaries and employee benefits		20.2%		20.9%		20.0%		20.9%
Facilities and communication		5.1%		5.0%		4.9%		4.6%
Other expenses		5.5%		6.9%		5.7%		6.1%
Depreciation and amortization		1.1%		0.8%		1.1%		0.75%
Restructuring		0.3%		0.0%		0.1%		0.0%
Total Operating expenses		96.5%		96.7%		95.9%		95.9%

Operating income		3.5%		3.3%		4.1%		4.1%

EBITDA Margin		4.7%		4.4%		5.2%		5.0%
EBITDA		4,635		$4,275		$10,349		$10,622%

Reconciliation of Non-GAAP Financial Measures:
Net income		2,215		$2,304		$5,241		$5,348
Income tax expense		1,334		1,117		2,912		3,599
Interest expense		44		43		92		81
Depreciation and amortization		1,042		811		2,104		1,594
EBITDA		4,635		$4,275		$10,349		$10,622

Sales by Service Type
On Demand	$30,998	31.5%	$30,964	31.7%	$62,429	31.5%	$68,667	32.2%
Distribution & Other	67,438	68.5%	66,593	68.3%	135,454	68.5%	144,342	67.8%
Total Sales	$98,436	100.0%	$97,557	100.0%	$197,883	100.0%	$213,009	100.0%

Sales by Country
United States	$60,892	61.9%	$62,674	64.2%	$123,912	62.6%	$135,035	63.4%
Canada	37,544	38.1%	34,883	35.8%	73,971	37.4%	77,974	36.6%
Total Sales	$98,436	100.0%	$97,557	100.0%	$197,883	100.0%	$213,009	100.0%

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Dynamex –Second Quarter Fiscal Year 2010
March 3, 2010

DYNAMEX INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(in thousands)

	Six months ended
	January 31,
	2010	2009
OPERATING ACTIVITIES
Net income	$5,241	$5,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,104	1,594
Amortization of deferred bank financing fees	4	-
Provision for losses on accounts receivable	257	1,016
Stock option compensation	768	746
Deferred income taxes	180	553
Non-cash rent expense	(13)	71
Gain on disposal of property and equipment	(5)	(2)
Changes in current operating assets and liabilities:
Accounts receivable	(6,870)	(172)
Prepaids and other assets	675	73
Accounts payable and accrued liabilities	1,263	(10,882)
Net cash provided by (used in) operating activities	3,604	(1,655)

INVESTING ACTIVITIES
Purchase of property and equipment	(1,680)	(1,746)
Proceeds from sale of equipment	5	-
Acquisition of customer lists	(204)	-
Withdrawal (purchase) of deferred compensation investments	(27)	676
Net cash used in investing activities	(1,906)	(1,070)

FINANCING ACTIVITIES
Net proceeds from sale of common stock	152	-
Purchase and retirement of treasury stock	-	(10,597)
Other assets and deferred offering costs	(174)	532
Net cash used in financing activities	(22)	(10,065)

EFFECT OF EXCHANGE RATES ON CASH FLOW INFORMATION	(124)	(2,364)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,552	(15,154)
CASH AND CASH EQUIVALENTS,BEGINNING OF YEAR	11,016	19,888
CASH AND CASH EQUIVALENTS,END OF YEAR	$12,568	$4,734

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$38	$31
Cash paid for taxes	$3,945	$4,291

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